Exhibit 99.1

Press Release

For Immediate Release

Contact:	David A. Brager
President and Chief Executive Officer
(909) 980-4030

CVB Financial Corp. Reports Earnings for the Second Quarter 2023

•	Net Earnings of $55.8 million, or $0.40 per share

•	Return on Average Tangible Common Equity of 18.39%

•	Return on Average Assets of 1.36%

•	Efficiency Ratio of 40.86%

•	$126 million Deposit Growth QTR/QTR

Ontario, Calif., July 26, 2023-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter ended June 30, 2023.

CVB Financial Corp. reported net income of $55.8 million for the quarter ended June 30, 2023, compared with $59.3 million for the first quarter of 2023 and $59.1 million for the second quarter of 2022. Diluted earnings per share were $0.40 for the second quarter, compared to $0.42 for the prior quarter and $0.42 for the same period last year. The second quarter of 2023 included $500,000 in provision for credit losses, compared to $1.5 million in provision for the first quarter and $3.6 million in the second quarter of 2022. Net income of $55.8 million for the second quarter of 2023 produced an annualized return on average equity (“ROAE”) of 11.03%, an annualized return on average tangible common equity (“ROATCE”) of 18.39%, and an annualized return on average assets (“ROAA”) of 1.36%. Our net interest margin, tax equivalent (“NIM”), was 3.22% for the second quarter of 2023, while our efficiency ratio was 40.86%.

David Brager, President and Chief Executive Officer of Citizens Business Bank, commented, “We are pleased to present our second quarter results. Despite the challenging environment, the Bank continued to produce solid financial performance across our key operating metrics. We will continue to focus on executing on our core strategies and supporting our customers through these demanding times. I would like to thank our customers and associates for their commitment and loyalty.”

INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
	(Dollars in thousands, except per share amounts)
Net interest income	$119,535	$125,728	$121,940	$245,263	$234,780
Provision for credit losses	(500)	(1,500)	(3,600)	(2,000)	(6,100)
Noninterest income	12,656	13,202	14,670	25,858	25,934
Noninterest expense	(54,017)	(54,881)	(50,871)	(108,898)	(109,109)
Income taxes	(21,904)	(23,279)	(23,081)	(45,183)	(40,887)

Net earnings	$55,770	$59,270	$59,058	$115,040	$104,618

Earnings per common share:
Basic	$0.40	$0.42	$0.42	$0.83	$0.74
Diluted	$0.40	$0.42	$0.42	$0.82	$0.74
NIM	3.22%	3.45%	3.16%	3.33%	3.03%
ROAA	1.36%	1.47%	1.39%	1.42%	1.23%
ROAE	11.03%	12.15%	11.33%	11.58%	9.74%
ROATCE	18.39%	20.59%	18.67%	19.46%	15.73%
Efficiency ratio	40.86%	39.50%	37.24%	40.17%	41.85%
Noninterest expense to average assets, annualized	1.32%	1.36%	1.20%	1.34%	1.28%

Net Interest Income

Net interest income was $119.5 million for the second quarter of 2023. This represented a $6.2 million, or 4.93%, decrease from the first quarter of 2023, and a $2.4 million, or 1.97%, decrease from the second quarter of 2022. The $6.2 million quarter-over-quarter decline in net interest income was primarily due to a 0.23% decline in net interest margin. The decline in net interest income compared to the second quarter of 2022 was primarily due to a $593.1 million decrease in average earning assets, that was partially offset by a six basis point increase in the net interest margin.

Net Interest Margin

Our tax equivalent net interest margin was 3.22% for the second quarter of 2023, compared to 3.45% for the first quarter of 2023 and 3.16% for the second quarter of 2022. The 23 basis point decrease in our net interest margin compared to the first quarter of 2023, was primarily due to a 34 basis point increase in our cost of funds. Cost of funds increased in part due to a $555 million increase in short-term borrowings, which had an average cost of 4.90% during the second quarter of 2023. The cost of interest-bearing deposits increased by 49 basis points from the first quarter; however, our total cost of deposits and customer repurchases only increased by 18 basis points, as noninterest-bearing deposits were more than 63% of average deposits during the second quarter of 2023. Our interest-earning asset yield increased by 10 basis points over the prior quarter, primarily due to an 11 basis point increase in loan yields. The six basis point increase in net interest margin, compared to the second quarter of 2022 was the net result of an 81 basis point increase in earning asset yield, offset by a 79 basis point increase in cost of funds. Loan yields grew from 4.31% for the second quarter of 2022 to 5.01% for the second quarter of 2023. Likewise, the yield on investment securities increased by 44 basis points from the prior year quarter. Loan balances grew to 59.41% of earning assets on average for the second quarter of 2023, compared to 55.49% for the second quarter of 2022, while our average balance at the Fed declined from 5.1% of earning assets in the second quarter of 2022 to 2.3% in the second quarter of 2023. Total cost of funds of 0.83% for the second quarter of 2023 increased from 0.04% for the year ago quarter. This 79 basis point increase in cost of funds was the result of an 87 basis point increase in the cost of interest-bearing deposits and an average cost of 4.90% on $1.53 billion of short-term borrowings for the second quarter of 2023. On average, noninterest-bearing deposits were 63.58% of total deposits during the most recent quarter, compared to 63.65% for the first quarter of 2023 and 62.96% for the second quarter of 2022.

Earning Assets and Deposits

On average, earning assets grew by $164.8 million, compared to the first quarter of 2023, while declining by $593.1 million when compared to the second quarter of 2022. The $164.8 million quarter-over-quarter increase in earning assets resulted from a $310.2 million increase in average earning balances due from the Federal Reserve, offset by average investment securities declining by $73.1 million and average loans decreasing by $70.9 million. Compared to the second quarter of 2022, average loans increased by $257.8 million, while the average balance of investment securities declined by $414.4 million, and the average amount of funds held at the Federal Reserve declined by $450.1 million. Noninterest-bearing deposits declined on average by $269.2 million, or 3.33%, from the first quarter of 2023, while interest-bearing deposits and customer repurchase agreements declined on average by $195.1 million. Compared to the second quarter of 2022, total deposits and customer repurchase agreements declined on average by $1.95 billion, or 13.24%, including a decline of $1.1 billion in noninterest-bearing deposits.

	Three Months Ended
SELECTED FINANCIAL HIGHLIGHTS	June 30, 2023	March 31, 2023	June 30, 2022
		(Dollars in thousands)
Yield on average investment securities (TE)	2.37%	2.37%	1.93%
Yield on average loans	5.01%	4.90%	4.31%
Core Loan Yield [1]	4.96%	4.85%	4.20%
Yield on average earning assets (TE)	4.01%	3.91%	3.20%
Cost of deposits	0.35%	0.17%	0.03%
Cost of funds	0.83%	0.49%	0.04%
Net interest margin (TE)	3.22%	3.45%	3.16%

Average Earning Asset Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$5,689,606	38.01%	$5,762,728	38.93%	$6,104,037	39.23%
Interest-earning deposits with other institutions	353,610	2.36%	47,934	0.32%	804,147	5.17%
Loans	8,892,413	59.41%	8,963,323	60.55%	8,634,575	55.49%
Total interest-earning assets	14,967,661		14,802,853		15,560,771

[1]	Represents yield on average loans excluding the impact of discount accretion and PPP loans .

Provision for Credit Losses

The second quarter of 2023 included $500,000 in provision for credit losses, compared to a $1.5 million in provision for credit losses in the first quarter of 2023 and $3.6 million in the second quarter of 2022. The year-to-date provision for credit losses of $2.0 million was the result of an overall increase in projected loss rates from 0.94% at the end of 2022 to 0.98% at June 30, 2023. The increase in projected loss rates continues to be driven primarily by a deteriorating economic forecast that assumes modest GDP growth through 2024, as well as lower commercial real estate values and an increase in the rate of unemployment.

Noninterest Income

Noninterest income was $12.7 million for the second quarter of 2023, compared with $13.2 million for the first quarter of 2023 and $14.7 million for the second quarter of 2022. Service charges on deposits decreased by $506,000, or 9.47% over the first quarter of 2023 and declined by $495,000, or 9.28% in comparison to the second quarter of 2022. Trust and investment services income grew by $401,000 compared to the first quarter of 2023 and increased by $353,000 year-over-year. The second quarter of 2023 included approximately $800,000 in death benefits that exceeded the asset value of certain BOLI policies, and approximately $100,000 in swap fees for transitioning swaps out of LIBOR, partially offset by a $475,000 decrease in CRA investment income due to underlying asset valuation declines. The first quarter of 2023 included approximately $500,000 in interest rate swap related fees for the conversion of instruments from LIBOR to SOFR and the recapture of a previous impairment charge of $500,000, as a result of the payoff of a CRA investment that was previously identified as impaired. Compared to the second quarter of 2022, BOLI income increased $1.5 million due to valuation changes and death benefits that exceeded policy values. Income related to CRA investments declined by $716,000 compared to the year ago quarter. The second quarter of 2022 also included $2.7 million in net gains on the sale of properties associated with our banking centers.

Noninterest Expense

Noninterest expense for the second quarter of 2023 was $54.0 million, compared to $54.9 million for the first quarter of 2023 and $50.9 million for the second quarter of 2022. The second quarter of 2023 included $400,000 in provision for unfunded loan commitments, compared to $500,000 in provision for the first quarter of 2023 and no provision for the second quarter of 2022. The $1.7 million quarter-over-quarter decrease in salaries and employee benefit costs was primarily due to the higher payroll taxes typically incurred in the first quarter of each year. The $866,000 quarter-over-quarter increase in professional services included increases of $357,000 in legal expense and $228,000 in other professional services due to the timing of various projects. The $3.1 million increase in noninterest expense year-over-year included an increase of $2.0 million in salaries and employee benefits and a $785,000 increase in FDIC assessments. As a percentage of average assets, noninterest expense was 1.32% for the second quarter of 2023, compared to 1.36% for the first quarter of 2023 and 1.20% for the second quarter of 2022. The efficiency ratio for the second quarter of 2023 was 40.86%, compared to 39.50% for the first quarter of 2023 and 37.24% for the second quarter of 2022.

Income Taxes

Our effective tax rate for the quarter ended June 30, 2023 and year-to-date was 28.20%, compared with 28.10% for the second quarter of 2022. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income as well as available tax credits.

BALANCE SHEET HIGHLIGHTS

Assets

The Company reported total assets of $16.48 billion at June 30, 2023. This represented an increase of $210.5 million, or 1.29%, from total assets of $16.27 billion at March 31, 2023. Interest-earning assets of $14.94 billion at June 30, 2023 increased by $136.8 million, or 0.92%, when compared with $14.80 billion at March 31, 2023. The increase in interest-earning assets was primarily due a $322.2 million increase in interest-earning balances due from the Federal Reserve, partially offset by a $159.6 million decrease in investment securities and a $35.1 million decrease in total loans.

Total assets increased by $8.0 million, or 0.05%, from total assets of $16.48 billion at December 31, 2022. Interest-earning assets of $14.94 billion at June 30, 2023 decreased by $36.1 million, or 0.24%, when compared with $14.97 billion at December 31, 2022. The decrease in interest-earning assets was primarily due to a $228.7 million decrease in investment securities and a $172.0 million decrease in total loans, partially offset by a $341.8 million increase in interest-earning balances due from the Federal Reserve.

Total assets at June 30, 2023 decreased by $275.4 million, or 1.64%, from total assets of $16.76 billion at June 30, 2022. Interest-earning assets decreased by $344.3 million, or 2.25%, when compared with $15.28 billion at June 30, 2022. The decrease in interest-earning assets included a $457.6 million decrease in investment securities and a $136.4 million decrease in interest-earning balances due from the Federal Reserve, partially offset by a $215.2 million increase in total loans. The increase in total loans from June 30, 2022, included a $61.9 million decrease in PPP loans with a remaining outstanding balance totaling $5.0 million as of June 30, 2023. Excluding PPP loans, total loans increased by $277.1 million from June 30, 2022.

Investment Securities

Total investment securities were $5.58 billion at June 30, 2023, a decrease of $228.7 million, or 3.94%, from $5.81 billion at December 31, 2022 and a decrease of $457.6 million, or 7.58%, from $6.04 billion at June 30, 2022.

At June 30, 2023, investment securities held-to-maturity (“HTM”) totaled $2.51 billion, a decrease of $41.6 million, or 1.63%, from December 31, 2022 and a $100.4 million increase, or 4.16%, from June 30, 2022.

At June 30, 2023, investment securities available-for-sale (“AFS”) totaled $3.07 billion, inclusive of a pre-tax net unrealized loss of $497.7 million. AFS securities decreased by $187.1 million, or 5.75%, from $3.26 billion at December 31, 2022 and decreased by $558.0 million, or 15.39%, from June 30, 2022.

In June of 2023, fair value hedging transactions were executed in which $1 billion notional pay-fixed interest rate swaps were consummated with maturities ranging from four to five years, wherein the Company pays a weighted average fixed rate of approximately 3.8% and receives daily SOFR. The fair value of these instruments totaled approximately $8 million on June 30, 2023.

Combined, the AFS and HTM investments in mortgage-backed securities (“MBS”) and collateralized mortgage obligations (“CMO”) totaled $4.54 billion or approximately 81% of our total investment securities at June 30, 2023. Virtually all of our MBS and CMOs are issued or guaranteed by government or government-sponsored enterprises, which have the implied guarantee of the U.S. Government. In addition, at June 30, 2023, we held $538.9 million of Government Agency securities (HTM) that represent approximately 9.7% of the total investment securities.

Our combined AFS and HTM municipal securities totaled $496.6 million as of June 30, 2023, or approximately 8.9% of our total investment portfolio. These securities are located in 35 states. Our largest concentrations of holdings by state, as a percentage of total municipal bonds, are located in Texas at 15.84%, Minnesota at 11.20%, California at 9.53%, Ohio at 6.30%, Massachusetts at 6.25%, and Washington at 5.79%.

Loans

Total loans and leases, at amortized cost of $8.91 billion at June 30, 2023, decreased by $35.1 million, or 0.39%, from March 31, 2023. The quarter-over quarter decrease in core loans included decreases of $46.2 million in commercial real estate loans, $15.2 million in construction loans, $4.6 million in SBA loans, and $16.1 million in consumer and other loans, partially offset by an increase of $58.1 million in commercial and industrial loans.

Total loans and leases, at amortized cost, decreased by $172.0 million, or 1.89%, from December 31, 2022. After adjusting for seasonality of dairy & livestock and PPP loans, our core loans declined by $31.9 million, or 0.37%, from December 31, 2022. The $172.0 million decrease in total loans included decreases of $136.0 million in dairy & livestock loans, $19.4 million in construction loans, $12.0 million in SBA loans, $4.1 million in PPP loans, and $21.8 million in consumer and other loans, partially offset by increases of $19.1 million in commercial real estate loans, and $7.6 million in commercial and industrial loans. Commercial and industrial line utilization was 31% at June 30, 2023, compared to 33% at the end of 2022. The decline in dairy & livestock loans primarily relates to the seasonal peak in line utilization at the end of every calendar year, demonstrated by a decline in utilization from 78% at December 31, 2022 to 68% at June 30, 2023.

Total loans and leases, at amortized cost, increased by $215.2 million, or 2.48%, from June 30, 2022. After adjusting for PPP loans, our core loans grew by $277.1 million, or 3.21%, from the end of the second quarter of 2022. Commercial real estate loans grew by $260.5 million, dairy & livestock and agribusiness loans grew by $24.7 million, commercial and industrial loans increased $14.6 million, municipal lease financings increased by $13.4 million, and SFR mortgage loans increased by $3.0 million. This core loan growth was partially offset by decreases of $18.2 million in SBA loans and $29.1 million in consumer and other loans.

Asset Quality

During the second quarter of 2023, we experienced credit charge-offs of $88,000 and total recoveries of $15,000, resulting in net charge-offs of $73,000. The allowance for credit losses (“ACL”) totaled $87.0 million at June 30, 2023, compared to $86.5 million at March 31, 2023 and $80.2 million at June 30, 2022. The ACL was increased by $1.9 million in 2023, including a $2.0 million provision for credit losses. At June 30, 2023, ACL as a percentage of total loans and leases outstanding was 0.98%. This compares to 0.97% and 0.92% at March 31, 2023 and June 30, 2022, respectively.

Nonperforming loans, defined as nonaccrual loans, including modified loans on nonaccrual, plus loans 90 days past due and accruing interest, and nonperforming assets, defined as nonperforming loans plus OREO, are highlighted below.

Nonperforming Assets and Delinquency Trends	June 30,	March 31,	June 30,
	2023	2023	2022
Nonperforming loans	(Dollars in thousands)
Commercial real estate	$3,159	$2,634	$6,843
SBA	629	702	1,075
SBA - PPP	—	—	—
Commercial and industrial	2,039	2,049	1,655
Dairy & livestock and agribusiness	273	406	3,354
SFR mortgage	—	—	—
Consumer and other loans	354	384	37

Total	$6,454	$6,175	$12,964

% of Total loans	0.07%	0.07%	0.15%
OREO
Commercial real estate	$—	$—	$—
SFR mortgage	—	—	—

Total	$—	$—	$—

Total nonperforming assets	$6,454	$6,175	$12,964

% of Nonperforming assets to total assets	0.04%	0.04%	0.08%
Past due 30-89 days
Commercial real estate	$532	$425	$559
SBA	—	575	—
Commercial and industrial	—	—	—
Dairy & livestock and agribusiness	555	183	—
SFR mortgage	—	—	—
Consumer and other loans	—	—	—

Total	$1,087	$1,183	$559

% of Total loans	0.01%	0.01%	0.01%
Classified Loans	$77,834	$66,977	$76,170

The $279,000 increase in nonperforming loans from March 31, 2023 was primarily due to an increase of $525,000 in commercial real estate loans. Classified loans are loans that are graded “substandard” or worse. Classified loans increased $10.9 million quarter-over-quarter, primarily due to a $9.7 million increase in classified commercial real estate loans and a $6.1 million increase in classified dairy & livestock and agribusiness loans, partially offset by a $4.4 million decrease in classified commercial and industrial loans.

Deposits & Customer Repurchase Agreements

Deposits of $12.40 billion and customer repurchase agreements of $452.3 million totaled $12.85 billion at June 30, 2023. This represented an increase of $125.7 million in deposits and a decrease of $37.9 million in customer repurchases compared to March 31, 2023. Deposits and customer repurchase agreements declined by $551.8 million, or 4.12%, when compared with $13.40 billion at December 31, 2022. Total deposits and customer repurchase agreements decreased $1.73 billion, or 11.84% when compared with $14.58 billion at June 30, 2022. Higher interest rates that have resulted from the Federal Reserve’s significant increase in the federal funds rate over the last year have continued to impact deposit levels, including approximately $550 million of funds on deposit at the end of 2022 that were transferred from the Bank’s balance sheet to be invested by Citizens Trust in higher yielding instruments such as treasury notes.

Noninterest-bearing deposits were $7.88 billion at June 30, 2023, an increase of $34.5 million, or 0.44%, when compared to $7.84 billion at March 31, 2023. Noninterest-bearing deposits decreased $285.6 million, or 3.50% when compared to $8.16 billion at December 31, 2022, and decreased $1.0 billion, or 11.29%, when compared to $8.88 billion at June 30, 2022. At June 30, 2023, noninterest-bearing deposits were 63.55% of total deposits, compared to 63.92% at March 31, 2023, 63.60% at December 31, 2022, and 63.11% at June 30, 2022.

Short–Term Borrowings

As of June 30, 2023, total short-term borrowings, consisted of $695 million of one-year advances from the Federal Reserve’s Bank Term Funding Program, at a cost of 4.7% and $800 million of short-term Federal Home Loan Bank advances, at an average cost of approximately 5%.

Capital

The Company’s total equity was $2.00 billion at June 30, 2023. This represented an overall increase of $52.9 million from total equity of $1.95 billion at December 31, 2022. Increases to equity included $115.0 million in net earnings and a $9.9 million increase in other comprehensive income. At the end of the second quarter of 2023, we entered into pay-fixed rate swaps to mitigate the risks of rising interest rates. This resulted in a fair value remeasurement of this swap derivative of $7.8 million at June 30, 2023, resulting in an increase in other comprehensive income. Decreases from December 31, 2022 included $55.8 million in cash dividends. We engaged in no stock repurchases during the second quarter of 2023, compared to the first quarter of 2023, when we repurchased, under our 10b5-1 stock repurchase plan, 791,800 shares of common stock, at an average repurchase price of $23.43, totaling $18.5 million. This 10b5-1 plan expired on March 2, 2023 and no new plan has been put in place since that time. Our tangible book value per share at June 30, 2023 was $8.74.

Our capital ratios under the revised capital framework referred to as Basel III remain well-above regulatory standards.

		CVB Financial Corp. Consolidated
	Minimum Required Plus	June 30,	December 31,	June 30,
Capital Ratios	Capital Conservation Buffer	2023	2022	2022
Tier 1 leverage capital ratio	4.0%	9.8%	9.5%	8.8%
Common equity Tier 1 capital ratio	7.0%	14.1%	13.6%	13.4%
Tier 1 risk-based capital ratio	8.5%	14.1%	13.6%	13.4%
Total risk-based capital ratio	10.5%	14.9%	14.4%	14.2%
Tangible common equity ratio		7.8%	7.4%	7.5%

CitizensTrust

As of June 30, 2023 CitizensTrust had approximately $3.61 billion in assets under management and administration, including $2.41 billion in assets under management. Revenues were $3.3 million for the second quarter of 2023 and $6.2 million for the six months ended June 30, 2023, compared to $3.0 million and $5.8 million, respectively, for the same periods of 2022. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with over $16 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services with more than 60 banking centers and 3 trust office locations serving California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, July 27, 2023 to discuss the Company’s second quarter 2023 financial results. The conference call can be accessed live by registering at: https://register.vevent.com/register/BI330d7e9b6832431083833dedd79e1141

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call and will be available on the website for approximately 12 months.

Safe Harbor

Certain statements set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties that could cause actual results or performance to differ materially from those projected. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies, goals, and statements about the Company’s outlook regarding revenue and asset growth, financial performance and profitability, capital and liquidity levels, loan and deposit growth and retention, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, the impact of economic developments, and the impact of acquisitions we have made or may make. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company, and there can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors, in addition to those set forth below could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.

General risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct business; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market, and monetary fluctuations; the effect of acquisitions we have made or may make, including, without limitation, the failure to obtain the necessary regulatory approvals, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target and key personnel into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, and insurance, and the application thereof by regulatory bodies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the transition away from USD LIBOR and uncertainties regarding potential alternative reference rates, including SOFR; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible credit related impairments or declines in the fair value of loans and securities held by us; possible impairment charges to goodwill; changes in customer spending, borrowing, and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; periodic fluctuations in commercial or residential real estate prices or values; our ability to attract or retain deposits or to access government or private lending facilities and other sources of liquidity; the possibility that we may reduce or discontinue the payment of dividends on our common stock; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; technological changes in banking and financial services; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, which could impact business and economic conditions in the United States and abroad; catastrophic events or natural disasters, including earthquakes, drought, climate change or extreme weather events that may affect our assets, communications or computer services, customers, employees or third party vendors; public health crises and pandemics, and their effects on the economic and business environments in which we operate, including on our credit quality, business operations, and employees, as well as the impact on general economic and financial market conditions; cybersecurity threats and the costs of defending against them, including the costs of compliance with potential legislation to combat cybersecurity at a state, national, or global level; our ability to recruit and retain key executives, board members and other employees, and changes in employment laws and regulations; unanticipated regulatory or legal proceedings or outcomes; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2022 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

Non-GAAP Financial Measures — Certain financial information provided in this presentation has not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and is presented on a non-GAAP basis. Investors and analysts should refer to the reconciliations included in this presentation and should consider the Company’s non-GAAP measures in addition to, not as a substitute for or as superior to, measures prepared in accordance with GAAP. These measures may or may not be comparable to similarly titled measures used by other companies.

###

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 30, 2023	December 31, 2022	June 30, 2022
Assets
Cash and due from banks	$231,316	$158,236	$173,266
Interest-earning balances due from Federal Reserve	387,039	45,225	523,443

Total cash and cash equivalents	618,355	203,461	696,709

Interest-earning balances due from depository institutions	30,478	9,553	7,382
Investment securities available-for-sale	3,068,151	3,255,211	3,626,157
Investment securities held-to-maturity	2,512,707	2,554,301	2,412,308

Total investment securities	5,580,858	5,809,512	6,038,465

Investment in stock of Federal Home Loan Bank (FHLB)	29,484	27,627	18,012
Loans and lease finance receivables	8,907,397	9,079,392	8,692,229
Allowance for credit losses	(86,967)	(85,117)	(80,222)

Net loans and lease finance receivables	8,820,430	8,994,275	8,612,007

Premises and equipment, net	45,518	46,698	47,100
Bank owned life insurance (BOLI)	257,348	255,528	259,958
Intangibles	18,303	21,742	25,312
Goodwill	765,822	765,822	765,822
Other assets	317,948	342,322	289,226

Total assets	$16,484,544	$16,476,540	$16,759,993

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,878,810	$8,164,364	$8,881,223
Investment checking	574,817	723,870	695,054
Savings and money market	3,627,858	3,653,385	4,145,634
Time deposits	316,036	294,626	350,308

Total deposits	12,397,521	12,836,245	14,072,219
Customer repurchase agreements	452,373	565,431	502,829
Other borrowings	1,495,000	995,000	—
Payable for securities purchased	—	—	80,230
Other liabilities	138,283	131,347	122,504

Total liabilities	14,483,177	14,528,023	14,777,782

Stockholders’ Equity
Stockholders’ equity	2,346,243	2,303,313	2,229,050
Accumulated other comprehensive loss, net of tax	(344,876)	(354,796)	(246,839)

Total stockholders’ equity	2,001,367	1,948,517	1,982,211

Total liabilities and stockholders’ equity	$16,484,544	$16,476,540	$16,759,993

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Assets
Cash and due from banks	$178,405	$175,129	$178,752	$176,776	$182,884
Interest-earning balances due from Federal Reserve	347,161	36,950	797,268	192,913	1,222,943

Total cash and cash equivalents	525,566	212,079	976,020	369,689	1,405,827

Interest-earning balances due from depository institutions	6,449	10,984	6,879	8,704	9,985
Investment securities available-for-sale	3,162,917	3,216,143	3,736,076	3,189,384	3,642,009
Investment securities held-to-maturity	2,526,689	2,546,585	2,367,961	2,536,580	2,299,134

Total investment securities	5,689,606	5,762,728	6,104,037	5,725,964	5,941,143

Investment in stock of FHLB	32,032	28,868	18,012	30,459	18,470
Loans and lease finance receivables	8,892,413	8,963,323	8,634,575	8,927,672	8,567,876
Allowance for credit losses	(86,508)	(85,151)	(76,492)	(85,833)	(74,796)

Net loans and lease finance receivables	8,805,905	8,878,172	8,558,083	8,841,839	8,493,080

Premises and equipment, net	45,629	46,258	51,607	45,942	52,804
Bank owned life insurance (BOLI)	257,428	256,137	259,500	256,786	259,649
Intangibles	19,298	20,983	26,381	20,136	27,280
Goodwill	765,822	765,822	765,822	765,822	762,437
Other assets	308,789	331,105	240,607	319,885	223,733

Total assets	$16,456,524	$16,313,136	$17,006,948	$16,385,226	$17,194,408

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,823,496	$8,092,704	$8,923,043	$7,957,357	$8,822,444
Interest-bearing	4,481,766	4,621,247	5,249,262	4,551,121	5,356,312

Total deposits	12,305,262	12,713,951	14,172,305	12,508,478	14,178,756
Customer repurchase agreements	495,179	550,754	581,574	522,813	630,481
Other borrowings	1,526,958	971,701	39	1,250,863	45
Payable for securities purchased	—	79	66,693	39	115,906
Other liabilities	101,417	98,407	94,883	99,921	102,245

Total liabilities	14,428,816	14,334,892	14,915,494	14,382,114	15,027,433

Stockholders’ Equity
Stockholders’ equity	2,353,975	2,332,625	2,238,788	2,343,358	2,243,801
Accumulated other comprehensive (loss) income, net of tax	(326,267)	(354,381)	(147,334)	(340,246)	(76,826)

Total stockholders’ equity	2,027,708	1,978,244	2,091,454	2,003,112	2,166,975

Total liabilities and stockholders’ equity	$16,456,524	$16,313,136	$17,006,948	$16,385,226	$17,194,408

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Interest income:
Loans and leases, including fees	$110,990	$108,394	$92,770	$219,384	$182,231
Investment securities:
Investment securities available-for-sale	19,356	19,596	17,042	38,952	29,874
Investment securities held-to-maturity	13,740	13,956	11,714	27,696	22,377

Total investment income	33,096	33,552	28,756	66,648	52,251
Dividends from FHLB stock	483	349	273	832	644
Interest-earning deposits with other institutions	4,670	491	1,463	5,161	2,236

Total interest income	149,239	142,786	123,262	292,025	237,362

Interest expense:
Deposits	10,765	5,365	1,201	16,130	2,328
Borrowings and junior subordinated debentures	18,939	11,693	121	30,632	254

Total interest expense	29,704	17,058	1,322	46,762	2,582

Net interest income before provision for credit losses	119,535	125,728	121,940	245,263	234,780
Provision for credit losses	500	1,500	3,600	2,000	6,100

Net interest income after provision for credit losses	119,035	124,228	118,340	243,263	228,680

Noninterest income:
Service charges on deposit accounts	4,838	5,344	5,333	10,182	10,392
Trust and investment services	3,315	2,914	2,962	6,229	5,784
Other	4,503	4,944	6,375	9,447	9,758

Total noninterest income	12,656	13,202	14,670	25,858	25,934

Noninterest expense:
Salaries and employee benefits	33,548	35,247	31,553	68,795	64,209
Occupancy and equipment	5,517	5,450	5,567	10,967	11,138
Professional services	2,562	1,696	2,305	4,258	4,350
Computer software expense	3,316	3,408	3,103	6,724	6,898
Marketing and promotion	1,321	1,715	1,638	3,036	3,096
Amortization of intangible assets	1,719	1,720	1,998	3,439	3,996
Provision for unfunded loan commitments	400	500	—	900	—
Acquisition related expenses	—	—	375	—	6,013
Other	5,634	5,145	4,332	10,779	9,409

Total noninterest expense	54,017	54,881	50,871	108,898	109,109

Earnings before income taxes	77,674	82,549	82,139	160,223	145,505
Income taxes	21,904	23,279	23,081	45,183	40,887

Net earnings	$55,770	$59,270	$59,058	$115,040	$104,618

Basic earnings per common share	$0.40	$0.42	$0.42	$0.83	$0.74

Diluted earnings per common share	$0.40	$0.42	$0.42	$0.82	$0.74

Cash dividends declared per common share	$0.20	$0.20	$0.19	$0.40	$0.37

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Interest income - tax equivalent (TE)	$149,785	$143,332	$123,661	$293,117	$238,124
Interest expense	29,704	17,058	1,322	46,762	2,582

Net interest income - (TE)	$120,081	$126,274	$122,339	$246,355	$235,542

Return on average assets, annualized	1.36%	1.47%	1.39%	1.42%	1.23%
Return on average equity, annualized	11.03%	12.15%	11.33%	11.58%	9.74%
Efficiency ratio [1]	40.86%	39.50%	37.24%	40.17%	41.85%
Noninterest expense to average assets, annualized	1.32%	1.36%	1.20%	1.34%	1.28%
Yield on average loans	5.01%	4.90%	4.31%	4.95%	4.29%
Yield on average earning assets (TE)	4.01%	3.91%	3.20%	3.96%	3.06%
Cost of deposits	0.35%	0.17%	0.03%	0.26%	0.03%
Cost of deposits and customer repurchase agreements	0.35%	0.17%	0.04%	0.26%	0.04%
Cost of funds	0.83%	0.49%	0.04%	0.66%	0.04%
Net interest margin (TE)	3.22%	3.45%	3.16%	3.33%	3.03%

[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.

Tangible Common Equity Ratio (TCE) [2]
CVB Financial Corp. Consolidated	7.75%	7.77%	7.46%
Citizens Business Bank	7.67%	7.69%	7.17%

[2] (Capital - [GW+Intangibles])/(Total Assets - [GW+Intangibles])

Weighted average shares outstanding
Basic	138,330,131	138,592,371	139,748,311	138,420,067	140,467,038
Diluted	138,383,239	138,953,172	140,053,074	138,556,510	140,730,309
Dividends declared	$27,787	$28,007	$26,719	$55,794	$52,186
Dividend payout ratio [3]	49.82%	47.25%	45.24%	48.50%	49.88%

[3] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	139,343,284	139,302,451	140,025,579
Book value per share	$14.36	$14.28	$14.16
Tangible book value per share	$8.74	$8.64	$8.51

	June 30, 2023	December 31, 2022	June 30, 2022
Nonperforming assets:
Nonaccrual loans	$6,454	$4,930	$12,964

Total nonperforming assets	$6,454	$4,930	$12,964

Modified loans/performing troubled debt restructured loans (TDR) [4]	$3,307	$7,817	$5,198

[4] Effective January 1, 2023, performing and nonperforming TDRs are reflected as Loan Modifications to borrowers experiencing financial difficulty.

Percentage of nonperforming assets to total loans outstanding and OREO	0.07%	0.05%	0.15%
Percentage of nonperforming assets to total assets	0.04%	0.03%	0.08%
Allowance for credit losses to nonperforming assets	1347.49%	1726.51%	618.81%

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Allowance for credit losses:
Beginning balance	$86,540	$85,117	$76,119	$85,117	$65,019
Suncrest FV PCD loans	—	—	—	—	8,605
Total charge-offs	(88)	(110)	(8)	(198)	(24)
Total recoveries on loans previously charged-off	15	33	511	48	522

Net recoveries (charge-offs)	(73)	(77)	503	(150)	498
Provision for (recapture of) credit losses	500	1,500	3,600	2,000	6,100

Allowance for credit losses at end of period	$86,967	$86,540	$80,222	$86,967	$80,222

Net recoveries (charge-offs) to average loans	-0.001%	-0.001%	0.006%	-0.002%	0.006%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in millions)

Allowance for Credit Losses by Loan Type

	June 30, 2023		December 31, 2022		June 30, 2022
	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type
Commercial real estate	$67.9	0.98%	$64.8	0.94%	$61.5	0.93%
Construction	1.2	1.69%	1.7	1.93%	1.1	1.75%
SBA	2.7	0.95%	2.8	0.97%	2.6	0.88%
Commercial and industrial	9.1	0.95%	10.2	1.08%	7.2	0.76%
Dairy & livestock and agribusiness	5.0	1.66%	4.4	1.01%	6.8	2.50%
Municipal lease finance receivables	0.3	0.35%	0.3	0.36%	0.2	0.28%
SFR mortgage	0.4	0.17%	0.4	0.14%	0.2	0.10%
Consumer and other loans	0.4	0.73%	0.5	0.69%	0.6	0.68%

Total	$87.0	0.98%	$85.1	0.94%	$80.2	0.92%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2023		2022		2021
Quarter End	High	Low	High	Low	High	Low
March 31,	$25.98	$16.34	$24.37	$21.36	$25.00	$19.15
June 30,	$16.89	$10.66	$25.59	$22.37	$22.98	$20.50
September 30,	$—	$—	$28.14	$22.63	$20.86	$18.72
December 31,	$—	$—	$29.25	$25.26	$21.85	$19.00

Quarterly Consolidated Statements of Earnings

	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Interest income
Loans and leases, including fees	$110,990	$108,394	$106,884	$100,077	$92,770
Investment securities and other	38,249	34,392	35,234	35,111	30,492

Total interest income	149,239	142,786	142,118	135,188	123,262

Interest expense
Deposits	10,765	5,365	2,774	1,728	1,201
Other borrowings	18,939	11,693	1,949	122	121

Total interest expense	29,704	17,058	4,723	1,850	1,322

Net interest income before provision for credit losses	119,535	125,728	137,395	133,338	121,940
Provision for credit losses	500	1,500	2,500	2,000	3,600

Net interest income after provision for credit losses	119,035	124,228	134,895	131,338	118,340

Noninterest income	12,656	13,202	12,465	11,590	14,670
Noninterest expense	54,017	54,881	54,419	53,027	50,871

Earnings before income taxes	77,674	82,549	92,941	89,901	82,139
Income taxes	21,904	23,279	26,773	25,262	23,081

Net earnings	$55,770	$59,270	$66,168	$64,639	$59,058

Effective tax rate	28.20%	28.20%	28.81%	28.10%	28.10%

Basic earnings per common share	$0.40	$0.42	$0.47	$0.46	$0.42
Diluted earnings per common share	$0.40	$0.42	$0.47	$0.46	$0.42

Cash dividends declared per common share	$0.20	$0.20	$0.20	$0.20	$0.19

Cash dividends declared	$27,787	$28,007	$27,995	$27,965	$26,719

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Commercial real estate	$6,904,095	$6,950,302	$6,884,948	$6,685,245	$6,643,628
Construction	68,836	83,992	88,271	76,495	60,584
SBA	278,904	283,464	290,908	296,664	297,109
SBA - PPP	5,017	5,824	9,087	17,348	66,955
Commercial and industrial	956,242	898,167	948,683	952,231	941,595
Dairy & livestock and agribusiness	298,247	307,820	433,564	323,105	273,594
Municipal lease finance receivables	77,867	79,552	81,126	76,656	64,437
SFR mortgage	263,201	262,324	266,024	263,646	260,218
Consumer and other loans	54,988	71,044	76,781	82,746	84,109

Gross loans, at amortized cost	8,907,397	8,942,489	9,079,392	8,774,136	8,692,229
Allowance for credit losses	(86,967)	(86,540)	(85,117)	(82,601)	(80,222)

Net loans	$8,820,430	$8,855,949	$8,994,275	$8,691,535	$8,612,007

Deposit Composition by Type and Customer Repurchase Agreements

	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Noninterest-bearing	$7,878,810	$7,844,329	$8,164,364	$8,764,556	$8,881,223
Investment checking	574,817	668,947	723,870	751,618	695,054
Savings and money market	3,627,858	3,474,651	3,653,385	3,991,531	4,145,634
Time deposits	316,036	283,943	294,626	364,694	350,308

Total deposits	12,397,521	12,271,870	12,836,245	13,872,399	14,072,219

Customer repurchase agreements	452,373	490,235	565,431	467,844	502,829

Total deposits and customer repurchase agreements	$12,849,894	$12,762,105	$13,401,676	$14,340,243	$14,575,048

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Nonperforming loans:
Commercial real estate	$3,159	$2,634	$2,657	$6,705	$6,843
Construction	—	—	—	—	—
SBA	629	702	443	1,065	1,075
SBA - PPP	—	—	—	—	—
Commercial and industrial	2,039	2,049	1,320	1,308	1,655
Dairy & livestock and agribusiness	273	406	477	1,007	3,354
SFR mortgage	354	384	—	—	—
Consumer and other loans	—	—	33	32	37

Total	$6,454	$6,175	$4,930	$10,117	$12,964

% of Total loans	0.07%	0.07%	0.05%	0.12%	0.15%

Past due 30-89 days:
Commercial real estate	$532	$425	$—	$—	$559
Construction	—	—	—	—	—
SBA	—	575	556	—	—
Commercial and industrial	—	—	—	—	—
Dairy & livestock and agribusiness	555	183	—	—	—
SFR mortgage	—	—	388	—	—
Consumer and other loans	—	—	175	—	—

Total	$1,087	$1,183	$1,119	$—	$559

% of Total loans	0.01%	0.01%	0.01%	0.00%	0.01%

OREO:
Commercial real estate	$—	$—	$—	$—	$—
SBA	—	—	—	—	—
SFR mortgage	—	—	—	—	—

Total	$—	$—	$—	$—	$—

Total nonperforming, past due, and OREO	$7,541	$7,358	$6,049	$10,117	$13,523

% of Total loans	0.08%	0.08%	0.07%	0.12%	0.16%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Regulatory Capital Ratios

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	June 30, 2023	December 31, 2022	June 30, 2022
Tier 1 leverage capital ratio	4.0%	9.8%	9.5%	8.8%
Common equity Tier 1 capital ratio	7.0%	14.1%	13.6%	13.4%
Tier 1 risk-based capital ratio	8.5%	14.1%	13.6%	13.4%
Total risk-based capital ratio	10.5%	14.9%	14.4%	14.2%

Tangible common equity ratio		7.8%	7.4%	7.5%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of June 30, 2023, December 31, 2022 and June 30, 2022.

	June 30, 2023	December 31, 2022	June 30, 2022

	(Dollars in thousands, except per share amounts)
Stockholders’ equity	$2,001,367	$1,948,517	$1,982,211
Less: Goodwill	(765,822)	(765,822)	(765,822)
Less: Intangible assets	(18,303)	(21,742)	(25,312)

Tangible book value	$1,217,242	$1,160,953	$1,191,077
Common shares issued and outstanding	139,343,284	139,818,703	140,025,579

Tangible book value per share	$8.74	$8.30	$8.51

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022

	(Dollars in thousands)
Net Income	$55,770	$59,270	$59,058	$115,040	$104,618
Add: Amortization of intangible assets	1,719	1,720	1,998	3,439	3,996
Less: Tax effect of amortization of intangible assets [1]	(508)	(508)	(591)	(1,017)	(1,181)

Tangible net income	$56,981	$60,482	$60,465	$117,462	$107,433

Average stockholders’ equity	$2,027,708	$1,978,244	$2,091,454	$2,003,112	$2,166,975
Less: Average goodwill	(765,822)	(765,822)	(765,822)	(765,822)	(762,437)
Less: Average intangible assets	(19,298)	(20,983)	(26,381)	(20,136)	(27,280)

Average tangible common equity	$1,242,588	$1,191,439	$1,299,251	$1,217,154	$1,377,258

Return on average equity, annualized	11.03%	12.15%	11.33%	11.58%	9.74%

Return on average tangible common equity, annualized	18.39%	20.59%	18.67%	19.46%	15.73%

[1] Tax effected at respective statutory rates.